Huddleston & Co., Inc.
Petroleum and Geological Engineers
1 Houston Center
1221 McKinney, Suite 3700
Houston, Texas 77010

PHONE (713) 209-1100  w  FAX (713) 752-0828

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We do hereby consent to the use of our name and the information regarding our review of Argosy Energy International's estimates of reserves and future net cash flows from the production and sale of those reserves in the Registration Statements (Form SB-2) of Gran Tierra Energy Inc.

HUDDLESTON & CO., INC.

/s/ Peter D. Huddleston
Peter D. Huddleston, P.E.
President

Houston, Texas
July 28, 2006